Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Second Quarter 2011 Financial Results

Keryx to Host Investor Conference Call Today, August 8, 2011 at 8:30am EDT

NEW YORK, August 8, 2011 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease (the “Company”), today announced its results for the second quarter ended June 30, 2011.

At June 30, 2011, the Company had cash, cash equivalents, interest receivable and investment securities of $52.5 million, as compared to $28.5 million at December 31, 2010. In May 2011, the Company completed an underwritten registered offering of common stock, which provided proceeds to the Company of approximately $30.8 million, net of underwriting discounts and offering expenses of approximately $2.2 million.

The net loss for the second quarter ended June 30, 2011 was $3.1 million, or $0.05 per share, compared to a net loss of $5.2 million, or $0.09 per share, for the second quarter in 2010, representing a decrease in net loss of $2.1 million.  The three months ended June 30, 2011 included license revenue of $5.0 million related to a milestone payment from the Company’s Japanese partner for Zerenex (ferric citrate), Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd., for their commencement of a Phase 3 clinical program of ferric citrate in Japan.  Other research and development expenses, for the second quarter ended June 30, 2011, increased by $3.2 million, as compared to the second quarter of 2010, principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs.  The net loss for the second quarter ended June 30, 2011, included $0.5 million of non-cash compensation expense related to equity incentive grants.

The net loss for the six months ended June 30, 2011 was $9.5 million, or $0.15 per share, compared to a net loss of $9.2 million, or $0.16 per share, for the comparable period in 2010, representing an increase in net loss of $0.3 million.  The six months ended June 30, 2011 included the $5.0 million milestone payment discussed above. Other research and development expenses, for the six months ended June 30, 2011, increased by $5.2 million principally related to the KRX-0401 (perifosine) and Zerenex Phase 3 clinical programs.  The net loss for the six months ended June 30, 2011, included $1.1 million of non-cash compensation expense related to equity incentive grants.

Commenting on the quarter, Ron Bentsur, the Company's Chief Executive Officer, said, "During the quarter, we made significant progress in our Phase 3 programs.  With the announcement last week of completion of enrollment into our Perifosine Phase 3 program in advanced refractory colorectal cancer, we are only several months away from the completion of this important study.  On Zerenex, we were proud to have our Phase 3 short-term data presented in an oral presentation at the NKF annual meeting, as we continue to move forward with the long-term study.”  Mr. Bentsur continued, "On the financial side, solidifying our balance sheet with the $33 million registered offering, we believe we are well capitalized to execute on our business plan."

The Company will host an investor conference call today, Monday, August 8, 2011, at 8:30am EDT, to discuss the Company’s second quarter financial results and provide a business outlook for the remainder of 2011.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration (FDA). Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The factors that could cause our actual results to differ materially are identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com
Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUE:
License revenue	$5,000	$—	$5,000	$—

OPERATING EXPENSES:
Research and development:
Non-cash compensation	205	434	464	676
Other research and development	6,295	3,129	10,913	5,683
Total research and development	6,500	3,563	11,377	6,359

General and administrative:
Non-cash compensation	314	261	628	668
Other general and administrative	1,404	1,356	2,688	2,254
Total general and administrative	1,718	1,617	3,316	2,922

TOTAL OPERATING EXPENSES	8,218	5,180	14,693	9,281

OPERATING LOSS	(3,218)	(5,180)	(9,693)	(9,281)

OTHER INCOME:
Interest and other income, net	122	26	192	112

NET LOSS	$(3,096)	$(5,154)	$(9,501)	$(9,169)

NET LOSS PER COMMON SHARE
Basic and diluted net loss per common share	$(0.05)	$(0.09)	$(0.15)	$(0.16)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	66,286,615	58,426,995	63,931,209	57,658,247

Balance Sheet Information:
	June 30, 2011	December 31, 2010*
	(unaudited)
Cash, cash equivalents, interest receivable
and short-term investment securities	$52,532	$28,512
Total assets	56,387	32,114
Accumulated deficit	(351,265)	(341,764)
Stockholders’ equity	46,988	23,248

* Condensed from audited financial statements.